IDS Life Flexible Payment Market Value Annuity
Registration No. 33-50968

                           EXHIBIT INDEX

Exhibit 23. Consent of Independent Auditors, filed electronically herewith.

Exhibit 24.1 Power of Attorney, dated August 19, 1997, filed electronically herewith.

Exhibit 24.2 Power of Attorney, dated April 9, 1998 is filed electronically herewith.